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                                                                    EXHIBIT 4.24


                         Saliva Diagnostic Systems, Inc.
                              11719 NE 95th Street
                               Vancouver, WA 98682

December 11, 1998

Biscount Overseas Limited
c/o Moishe Bodner, Aryeh Trading, Inc.
310 Madison Avenue, Suite 501
New York, NY 10017

Dear Moe:

                  This letter is to confirm our agreement to resolve open issues about penalties under Section 2(b) of the Securities Purchase Agreement dated as of January 26, 1998, as amended by the Amendment to Securities Purchase Agreement dated as of July 30, 1998, each between Biscount and SDS.

                  The Registration Statement referred to in Section 2(b) of the Agreement was made effective on December 9, 1998, which was approximately seven months following the Required Effective Date. During this period, the SEC ordered a full review of the Registration Statement, which was not anticipated by SDS or Biscount and contributed to this delay. Further, for one of those months, the Company was not required to request that the Registration Statement be declared effective because it contained information required to be disclosed in a 1934 Act report not yet filed by the Company. Thus, penalties have been triggered for approximately six months in the aggregate amount of $180,000.

                  You have agreed to accept shares of 1998-B Preferred Stock in lieu of cash as payment of such penalties. We have agreed to issue to you 145 shares of 1998-B Preferred Stock, which takes into account the additional value you receive in the conversion discount and liquidation preference features of the 1998-B Preferred Stock. This settlement satisfies all obligations regarding penalties under Section 2(b) of the Agreement.

                  Please confirm that you agree with the above by signing below and returning this letter to us. By your signature, you represent and warrant that you have been authorized to sign and agree on behalf of Biscount Overseas Limited. Thank you.

                                                     Sincerely yours,

                                                     /s/ Kenneth J. McLachlan

                                                     Kenneth J. McLachlan
Agreed and accepted:

Biscount Overseas Limited

By:      Aryeh Trading Inc.

         By: /s/ Moishe Bodner
            ------------------
         Name:   Moishe Bodner

Dated:  December 11, 1998